October 2009

Amendment No. 1 dated October 29, 2009 relating to Pricing Sheet dated October 23, 2009 relating to
Preliminary Pricing Supplement No. 188 dated September 18, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Global Recovery PLUS Based on the Performance of a Basket Composed of Equity and Commodity Exchange Traded Funds and Bond Indices due April 29, 2011
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – OCTOBER 23, 2009
Issuer:	Morgan Stanley
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Stated principal amount:	$10 per PLUS
Pricing date:	October 23, 2009
Original issue date:	October 30, 2009 (5 business days after the pricing date)
Maturity date:	April 29, 2011
Aggregate principal amount:	$22,413,640
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial Average Value*	Multiplier
Shares of the iShares® Russell 2000® Index Fund		IWM	25%	58.612	0.042653382
Shares of the iShares® MSCI Emerging Markets Index Fund		EEM	25%	39.544	0.063220716
The iBoxx® USD Liquid High Yield Index		IBOXHY	15%	153.174	0.009792785
The iBoxx® USD Liquid Investment Grade Index		IBOXIG	15%	175.222	0.008560569
Shares of the Vanguard REIT ETF		VNQ	10%	40.162	0.024899158
Shares of the PowerShares® DB Commodity Index Tracking Fund		DBC	10%	24.146	0.041414727
*The initial average value for each basket component was determined over the five initial averaging dates starting on the pricing date.
Payment at maturity:
If the final basket value is greater than the initial basket value:
• $10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is equal to or less than the initial basket value:
• $10 x basket performance factor
This amount will be equal to or less than the stated principal amount of $10 and may be zero.

Maximum payment at maturity:	$12.10 per PLUS (121% of the stated principal amount)
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	200%
Basket performance factor:	final basket value / initial basket value
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	10, which is equal to the sum of the products of (i) the initial average value of each basket component and (ii) the applicable multiplier for such basket component
Initial averaging dates:
October 23, 2009 (the pricing date), October 26, 2009, October 27, 2009, October 28, 2009 and October 29, 2009 (the five consecutive days beginning on the pricing date), subject to adjustment for non-trading days, non-index business days and market disruption events

Final basket value:	The sum of the products of (i) the final average value of each basket component and (ii) the applicable multiplier for such basket component
Final averaging dates:
April 19, 2011, April 20, 2011, April 21, 2011, April 25, 2011 and April 26, 2011 (the third trading day prior to the maturity date), subject to adjustment for non-trading days, non-index business days and market disruption events

Multiplier:
The multiplier for each basket component was set on the last initial averaging date based on each basket component’s respective initial average value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting.  The multipliers will remain constant for the term of the PLUS.  See “Basket – Multiplier” above.

Interest:	None
CUSIP:	617484803
ISIN:	US6174848035
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per PLUS	$10	$0.20	$9.80
	Total	$22,413,640	$448,272.80	$21,965,367.20
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)	For additional information, see “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

“iBoxx®” is a registered trademark of International Index Company Limited and has been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by International Index Company Limited, and International Index Company Limited makes no representation regarding the advisability of investing in the PLUS.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 188 dated September 18, 2009
Prospectus Supplement dated December 23, 2008              Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.